Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

CORAL DEVELOPMENT CORP.

FIRST:          The name of the Corporation is Coral Development Corp.

SECOND:     Its registered office is to be located at Suite 606, 1220 N. Market St., Wilmington, DE 19801, County of New Castle. The registered agent is American lncorporators Ltd. whose address is the same as above.

THIRD:          The nature of business and purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Laws.

FOURTH:     The total number of shares of stock which the corporation shall have authority to issue is twenty million (20,000,000). All such shares are to have a par value of $0.001 and are to be of one class.

FIFTH:          The name and mailing address of the incorporator is as follows:

Jennifer C. Toscano

Suite 606

1220 N. Market Street

Wilmington, DE 19801

SIXTH:          Each person who serves or who has served as a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of loyalty to the corporation or its stockholders: (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law: {iii} for unlawful payment of dividend or unlawful stock purchase or redemption as such liability is imposed under Section 174 of the General Corporation Laws of Delaware: or (iv) for any transaction from which the director derived an improper personal benefit.

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts stated herein are true, and I have accordingly hereunto set my hand.

/s/ Jennifer C. Toscano

Jennifer C. Toscano

Incorporator